Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor to Significantly Accelerate Factory Outlet Expansion in 2011

– Company Expects to Open Approximately 40 Factory Outlet Stores

During the Second Quarter of Fiscal 2011 –

New York, NY, October 28, 2010 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that it expects to significantly expand its factory outlet footprint in 2011 through the opening of approximately 35 LOFT Outlet Stores and 5 Ann Taylor Factory Stores. To accelerate its expansion in this channel, the Company is leasing premium store locations at leading factory outlet centers across the United States formerly occupied by Liz Claiborne Inc.

Kay Krill, Ann Taylor’s President and Chief Executive Officer, stated, “As we have previously noted, we had identified our highly productive factory outlet channel as an area for future growth, particularly for our LOFT brand. This extraordinary opportunity to open premium store locations significantly and efficiently accelerates our planned expansion and represents meaningful growth for our very successful LOFT Outlet business. Finally, we are delighted that this opportunity is expected to result in the creation of approximately 1,000 new jobs across the country.”

The Company plans to open approximately 40 new factory outlet stores during the second quarter of fiscal 2011, which are expected to generate incremental fiscal 2011 revenue of approximately $75 million and to be accretive to its fiscal 2011 earnings per share. Capital expenditures associated with this strategic growth opportunity are expected to be approximately $25 million in fiscal 2011. There are no direct costs associated with the transfer of these locations from Liz Claiborne Inc. to Ann Taylor Stores Corporation.

As of July 31, 2010, the Company operated 110 stores in the factory outlet channel, of which 92 were Ann Taylor Factory Stores and 18 were LOFT Outlet Stores.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 894 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of July 31, 2010, as well as online at AnnTaylor.com and LOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:

Judith Pirro Lord

Vice President, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

Press Contact:

Catherine Fisher

Vice President, Corporate Communications

Ann Taylor Stores Corporation

212-541-3300 ext. 2199

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to accurately predict client fashion preferences and trends and provide merchandise that satisfies client demands in a timely manner;

•	the Company’s ability to optimize its store portfolio and effectively manage the profitability of its existing stores;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

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the Company’s reliance on independent foreign sources of production, including financial or political instability, supplier inability to obtain adequate access to liquidity to finance their operations, the decision by suppliers to curtail or cease operations, the imposition of duties or other possible trade law or import restrictions, including legislation relating to import quotas, and increases in the costs of raw materials and freight;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels and merchandise mix;

•	the performance and operations of the Company’s websites;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•	general economic conditions and the recent financial crisis, including the resultant downturn in the retail industry, and their effects on the Company’s liquidity and capital resources;

•	continuation of lowered levels of consumer spending and consumer confidence, changes in levels of store traffic and higher levels of unemployment resulting from the worldwide economic downturn;

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continued volatility and deterioration of the financial markets, including further tightening of the credit environment, fluctuations in interest rates and exchange rates or restrictions on the transfer of funds;

•	failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the Company’s dependence on its Louisville distribution facility and third-party transportation companies;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights;

•	the inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints;

•	acts of war or terrorism in the United States or worldwide;

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the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to achieve the results of its restructuring program, including changes in management’s assumptions and projections concerning costs and timing;

•	the Company’s ability to realize deferred tax assets;

•	the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan; and

•	the bankruptcy or significant deterioration of the Company’s major national landlords.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.